CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
FTOH CORP.

The undersigned, being the Chief Financial Officer of FTOH Corp. a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

1. The name of the Corporation (hereinafter referred to as the "Corporation") is FTOH Corp. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was August 10, 2010.

2. Article FIRST of the Certificate of Incorporation of the Corporation is hereby superseded and replaced as follows:

“FIRST: The name of the corporation (hereinafter called the “Corporation”) is 5to1 Holding Corp.”

            3. The Amendment of the Certificate of Incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and the holders of a majority of the Corporation's outstanding common stock, in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Mitchell Chun, its Chief Financial Officer, this 9th day of November, 2010.

FTOH Corp.

By:	/s/ Mitchell Chun
Mitchell Chun
Chief Financial Officer